EXHIBIT 99.1

Coastal Banking Company Reports Second Quarter 2007 Earnings

BEAUFORT, S.C., Aug. 2, 2007 – Coastal Banking Company, Inc. (OTCBB:CBCO), the holding company for Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported net income of $665,000 for the quarter ended June 30, 2007, compared to $784,000 in the second quarter of 2006. Diluted earnings per share in the second quarter of 2007 were $0.25, compared to $0.30 for the same period in 2006.

Total assets at June 30, 2007 were $426.6 million, relatively unchanged from $426.2 million at Dec. 31, 2006. Total loans in the second quarter declined 3.5 percent, or $10.3 million, from the end of 2006 to $281.5 million, while total deposits increased 1.8 percent, or $6.0 million, to $346.1 million.

“We experienced softening loan demand in our markets during the first six months of 2007, which mirrored much of the broader banking industry,” said Chief Executive Officer Randy Kohn. “Competition among banks, especially for deposits, has become fierce over the past several quarters, which has put pressure on our net interest margin. The tightening of our margin, combined with higher noninterest expenses related to our new operations in Georgia and South Carolina, led to the decline in net income and earnings during the quarter.”

“Despite the challenging banking environment, we are slightly ahead of where we were last year and our outlook remains positive. Our asset quality remains solid, with net charge-offs down, thanks to our sound credit management policies.  Also, our long-term strategy of expanding both our Lowcountry and First National banking franchises continues as planned, including the opening of a loan production office in Atlanta during the second quarter and a full-service banking office in Port Royal, S.C., in the first quarter of this year.”

Net income for the first six months of 2007 was $1.5 million compared to $1.4 million for the same period in 2006. Diluted earnings per share for the first six months of 2007 were $0.56, compared to $0.55 for the same period a year ago.

Net interest income in the second quarter of 2007 totaled $3.2 million, a decline of $181,000 from a year ago. Noninterest income for the quarter totaled $472,000, compared to $501,000 in the second quarter of 2006, and included a decline of $62,000 in mortgage loan fees and fees from the sale of loans compared to last year. Noninterest expense totaled $2.6 million for the second quarter, an increase of $173,000 from a year ago, resulting from higher salary and occupancy costs associated with new offices in Georgia and South Carolina.

Credit quality remained solid in the second quarter. Net charge-offs as a percentage of gross loans were 0.03 percent, down from 0.08 percent in the second quarter of 2006.  Allowance for loan losses in the quarter totaled $3.4 million, or 1.22 percent of loans outstanding, compared to $3.5 million, or 1.19 percent of loans outstanding, at Dec. 31, 2006. The company made no provision for loan losses in the second quarter, a decline of $198,000 from the second quarter of 2006, as a result of management’s assessment of credit quality, stabilized loan growth, and other economic factors. Total shareholders’ equity was $44.2 million at June 30, 2007, compared to $43.2 million at the end of 2006.

For the full six months of 2007, net interest income totaled $6.4 million, a decrease of $19,000 from the same period last year. Noninterest income was $1.0 million, an increase of $150,000 from a year ago, resulting from an increase in service charges on deposits and fees on loans sold which were earned primarily in the first quarter of 2007. Noninterest expense increased $405,000 from a year ago to $5.2 million, due primarily to increases in salary expenses of $224,000 and increases in occupancy expenses of $123,000. The provision for loan losses for the first six months of 2007 totaled $15,000, a decline of $352,000 from a year ago, as a result of management’s assessment of credit quality, stabilized loan growth and other economic factors.

“As we move forward, we plan to continue building on the strengths of our vibrant markets, our conservative credit culture and our relationship-based approach to community banking that combines local decision making with best-in-class customer service,” said Kohn.

About Coastal Banking Company Inc.

Coastal Banking Company Inc. is the $427 million-asset bank holding company of Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., both nationally-chartered banks. Headquartered in Beaufort, Coastal Banking Company provides a full range of consumer and business banking services in Beaufort, Bluffton, and Port Royal, S.C. through Lowcountry National Bank, in Fernandina Beach, Fla., through First National Bank, and in Meigs, Ga., under the name The Georgia Bank, a division of First National Bank of Nassau County.  First National also operates loan production offices in Savannah, Ga., Atlanta and Jacksonville, Fla.  The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO.  For more information, please visit the company’s website at www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

For Immediate Release

For More Information:
Randy Kohn	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
843-522-1228	404-327-7662

Selected Financial Data
	June 30, 2007	June 30, 2006	December 31, 2006
Balance Sheet:
Total Assets	426,647,856	402,502,614	426,210,069
Total Shareholders equity	44,150,605	40,227,390	43,171,486
Total Shareholders equity – Tangible	33,253,336	29,580,872	32,215,806

Shares outstanding	2,423,212	2,375,885	2,402,594
Book Value Per Share	$18.22	$16.93	$17.97
Book Value Per Share – Tangible	$13.72	$12.45	$13.41

Asset Quality:
Allowance to gross loans outstanding	1.22%	1.15%	1.19%
Net charge offs as % of gross loans (YTD annualized)	0.03%	0.08%	0.04%
Total non accrual loans, loans 90 days or more past due and loans identified as criticized/classified	3,287,000	2,785,000	4,165,000

Earnings:
Quarter ending:	June 30, 2007	June 30, 2006
Net Income	$665,105	$784,321
Basic earnings per share	$.28	$.33
Diluted earnings per share	$.25	$.30

Weighted average shares outstanding - Basic	2,418,001	2,375,253
Weighted average shares outstanding - Diluted	2,619,222	2,586,863

Net interest rate spread (tax equivalent)	2.87%	3.45%
Net interest margin (tax equivalent)	3.32%	3.89%
Efficiency ratio	72.18%	63.79%
Return on Average Tangible Assets	.64%	.84%
Return on Average Tangible Equity	8.01%	10.83%

Six months ending:	June 30, 2007	June 30, 2006
Net Income	$1,470,193	$1,419,582
Basic earnings per share	$.61	$.60
Diluted earnings per share	$.56	$.55

Weighted average shares outstanding - Basic	2,410,340	2,374,223
Weighted average shares outstanding - Diluted	2,616,878	2,584,290
Net interest rate spread (tax equivalent)	2.90%	3.45%
Net interest margin (tax equivalent)	3.34%	3.85%
Efficiency ratio	69.61%	65.34%
Return on Average Tangible Assets	.71%	.79%
Return on Average Tangible Equity	9.07%	10.00%